Exhibit 10.2

Payment Schedule No. 21042

Customer:	Taleo Corporation

Address:	4140 Dublin Boulevard
	Suite 400
	Dublin CA 94568
Contact:

Phone:

Order:	2355123	dated	30 May 07
Agreement:	DL SA V040407	dated

PPA No.:	4381	dated	30-May-05

Executed by Customer (authorized signature):
By: Name:	/s/ Josh Faddis Josh Faddis
Title:	VP & Corporate Counsel
Executed by Oracle Credit Corporation:
By: Name:	/s/ Jill Nelson Jill Nelson
Title:	Vice President — OFD Operations — Business Practices
Payment Schedule Effective Date: 30 May 07

System:		Payment Schedule:
		Payment Amount	Due Date
Software:	$3,307,987.20	1 @ [*******]	NET 30
Support:	$2,535, 324.20 2 Year(s)	7 @ [*******]	01-SEP-07, 01-DEC-07, 01-MAR-08, 01-JUN-08,
Consulting:	$0.00		01-SEP-08, 01-DEC-08, 01-MAR-09
Education:	$0.00
Other:	$235,522.69 *
System Price:	$6,078,834.09

* buyouts of TLLS’s 13102, 14995 & 17083.
Transaction Specific Terms:
For this Contract, the rate used in PPA Section 3, Paragraph 2, Subsection (i) shall be the lesser of the rate in the Contract or 3%. Future increases in support fees, if any, are not included in the System Price or Payment Amounts. Such increases shall be due separately to the applicable Supplier from Customer.
Optional ☐ (If this box is checked):
The Customer has ordered the System from an alliance member/agent of Oracle Corporation or one of its affiliates, whose name and address are specified below. Customer shall provide OCC with a copy of such Order. The System shall be directly licensed or provided by the Supplier specified in the applicable Order and Agreement, each of which shall be considered a separate contract. Customer has entered into the Order and Agreement based upon its own judgment, and expressly disclaims any reliance upon statements made by OCC about the System, if any. Customer’s rights with respect to the System are as set forth in the applicable Order and Agreement and Customer shall have no right to make any claims under such Order and Agreement against OCC or its Assignee. Neither Supplier nor any alliance member/agent is authorized to waive or alter any term or condition of this Contract. If within ten days of the Payment Schedule Effective Date, OCC is provided with Customer invoices for the System specifying applicable Taxes, then OCC may add the applicable Taxes in accordance with this Contract.

Alliance Member/Agent:

Address:

Contact:	Phone:
This Payment Schedule is entered into by Customer and Oracle Credit Corporation (“OCC”) for the acquisition of the System from Oracle Corporation , an affiliate of Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). This Payment Schedule incorporates by reference the terms and conditions of the above-referenced Payment Plan Agreement (“PPA”) to create a separate Contract (“Contract”).
A. PAYMENTS: This Contract shall replace Customer’s payment obligation under the Order and Agreement to Supplier, to the extent of the System Price listed above, upon Customer’s delivery of a fully executed Order, Agreement, PPA, Payment Schedule, and any other documentation required by OCC, and execution of the Contract by OCC. Customer agrees that OCC may add the applicable Taxes due on the System Price to each Payment Amount based on the applicable tax rate invoiced by Supplier at shipment. OCC may adjust subsequent Payment Amounts to reflect any change or correction in Taxes due. If the System Price includes support fees for a support period that begins after the first support period, such future support fees and the then relevant Taxes will be paid to Supplier as invoiced in the applicable support period from the Payment Amounts received in that period. The balance of each Payment Amount, unless otherwise stated, includes a proportional amount of the remaining components of the System Price excluding such future support fees, if any.
B. SYSTEM: Software shall be accepted, and the services shall be deemed ordered pursuant to the terms of the Agreement. Customer agrees that any software acquired from Supplier to replace any part of the System shall be subject to the terms of the Contract. Any claims related to the performance of any component of the System shall be made pursuant to the Order and Agreement. Neither OCC nor Assignee shall be responsible to Customer for any claim or liability pertaining to any performance, actions, warranties or statements of Supplier.
C. ADMINISTRATIVE: Customer agrees that OCC or its Assignee may treat executed faxes or photocopies delivered to OCC as original documents; however, Customer agrees to deliver original signed documents if requested. Customer agrees that OCC may insert the appropriate administrative information to complete this form. OCC will provide a copy of the final Contract upon request.
[*******] Confidential treatment requested.

Amendment No. 1
to Payment Schedule No. 21042 dated May 30, 2007 (“PS”)
to the Payment Plan Agreement No. 4381 dated 30-May-05 (“PPA”)
between Taleo Corporation (“Customer”) and Oracle Credit Corporation (“OCC”)
This Amendment hereby amends the PS No. 21042 to the above PPA, in the following respects:
In the PS:
1.	Preamble

Add: “If Customer elects not to order second year Support in accordance with the Order, Customer shall provide Oracle and OCC (or its Assignee) with written notice sixty (60) days prior to the start of each Support Year. Upon receipt of such notice, Oracle or Assignee shall decrease the remaining Payment Amounts by the Support fee attributable to each Support Year.”

2.	Section C, Second Sentence

Replace “Customer agrees that OCC may insert the appropriate administrative information to complete this form.”

with “Customer agrees that OCC may insert the appropriate administrative information in the following form fields to complete this form: Contact, Phone, Order dated , Agreement dated , and Payment Schedule Effective Date.”
All other provisions of the PS and PPA remain unchanged and in full force and effect.
The Effective Date of this Amendment No. 1 is May 30, 2007.

TALEO CORPORATION (authorized signature)		ORACLE CREDIT CORPORATION

By: Name:	/s/ Josh Faddis Josh Faddis	By: Name:	/s/ Jill Nelson Jill Nelson
Title:	VP & Corporate Counsel	Title:	Vice President, OFD Operations — Business Practices

ORACLE Credit Corporation		Payment Plan Agreement

Customer:	Taleo Corporation	Executed by Customer (authorized signature):

Address:	575 Market Street, 8th Floor	By:	/s/ Jean Lavigueur

	San Francisco CA 94105	Name:	Jean Lavigueur
		Title:	Vice President Finance

Phone:	415.538.9068	Executed by Oracle Credit Corporation:
PPA No.:	4381
Effective Date:	May 30, 2005	By:	/s/ Nancy Coquioco

		Name:	NANCY COQUIOCO
		Title:	CONTRACTS MANAGER
The Payment Plan Agreement (“PPA”) is entered into by Customer and Oracle Credit Corporation (“OCC”) to provide for the payment of the System Price specified in a Payment Schedule on an Installment basis. The System (as defined below) is being acquired from Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). Each Payment Schedule shall specify the Software and other products and services, which items together with any upgrade, transfer, substitution, or replacement thereof, shall comprise the “System”. Each Payment Schedule shall incorporate the term and conditions of the PPA to form a “Contract” and the System specified therein shall be subject to the terms and conditions of such Contract. The System shall be licensed or provided to Customer directly by Supplier pursuant to the terms of the Order and Agreement specified in Contract. Except as provided under the Contract, Customer’s rights and remedies under the Order and Agreement, including Supplier’s warranty and refund provisions, shall not be affected.
1. PAYMENT SCHEDULE: Customer agrees to pay OCC the Payment Amounts in accordance with the Contract, with each payment due and payable on the applicable Due Date. If full payment of each Payment Amount and other amounts payable is not received by OCC within 10 days of each Due Date, Customer agrees to pay to OCC interest on the overdue amount at the rate equal to the issuer of one and one-half percent (1.5%) per month, or the maximum amount allowed by law. Unless stated otherwise, Payment Amounts exclude any applicable sales, use, properly or any other tax allocable to the System, Agreement or Contract (“Taxes”). Any amounts or any Taxes payable under the Agreement which are not added to the Payment Amounts due under the Contract are due and payable by Customer, and Customer shall remain liable for any filling obligations. Customer’s obligations to remit Payment Amounts to OCC or its assignee in accordance with the Contract is absolute, unconditional, noncancellables, independent, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including but not limited to, any termination of any Agreement or performance of the System.
2. ASSIGNMENT: Customer hereby consents to OCC’s assignment of all or a portion of its rights interests in and to the Contract to third-parties (“Assignee”). OCC shall provide Customer notice thereof. Customer and OCC agree that Assignee shall not, because of such assignment, assume any of OCC’s or Supplier’s obligations to Customer. Customer shall not assert against Assignee any claim, defense, counterclaim or setoff that Customer may have against OCC or Supplier. Customer waives all rights to make any claim against Assignee for any loss or damage of the System or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the System and service performance, functionality, features, merchantability or illness for a particular purpose, or any indirect, incidental or consequential damages or loss of business. Customer shall pay Assignee all amounts due and payable under the Contract, but shall pursue any claims under any Agreement solely against Supplier. Except when a Default occurs, neither OCC nor Assignee will interfere with Customer’s quiet enjoyment or use of the System in accordance with the Agreement’s terms and conditions.
3. DEFAULT; REMEDIES: Any of the following shall constitute a Default under the Contract: (i) Customer tells to pay when due any sums due under any Contract: (ii) Customers braches any representation or fails to pederm any obligation in any Contract; (iii) Customer materially breaches or terminates the license relating to Software; (iv) Customer defaults under a material agreement with Assignee; of (v) Customer becomes insolvent or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Customer or for a substantial part of its assets, or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Customer.
In the event of a Default that is not cured within thirty (30) days of its occurrence, OCC may; (i) require all outstanding Payment Amounts and other sums due and scheduled to become due (discounted at the lesser of the rate in the Contract or five percent (5%) per annum simple interest) to become immediately due and payable by Customer; (ii) pursue any rights provided under the Agreement, as well as terminate all of Customer’s rights to use the System and related services, and Customer agrees to cease all use of the System; and (iii) pursue any other rights or remedies available at law or in equity. In the event OCC institutes any action for the enforcement of the collection of Payment Amounts, there shall be due from Customer, in addition to the amounts due above, all costs and expenses of such action, including reasonable attorneys’ fees. No failure or delay on the part of OCC to exercise any right or remedy hereunder shall operate as a waiver thereof, or as a waiver of any subsequent breach. All remedies are cumulative and not exclusive. Customer acknowledges that upon a default under the Contract, no party shall license, lease, transfer or use any Software in mitigation of any damages resulting from Customer’s Default.
4. CUSTOMER’S REPRESENTATIONS AND COVENANTS: Customer represents that, throughout the term of the Contract, the Contract has been duly authorized and constitutes a legal, valid, binding and enforceable agreement of Customer. Any transfer or assignment of Customer’s rights or obligations in the System, or under the Agreement or the Contract shall require OCC’s and Assignee’s prior written consent. A transfer shall include a change in majority ownership of Customer. Customer agrees to promptly execute any ancillary documents and take further actions as OCC or Assignee may reasonably request, including, but not limited to, assignment notifications, acceptance certificates, certificates of authorization, registrations, and filings. Customer agrees to provide copies of Customer’s balance sheet, income statement, and other financial reports as OCC or Assignee may reasonably request.
5. MISCELLANEOUS: The Contract shall constitute the entire agreement between Customer and OCC regarding the subject matter herein and shall supersede any inconsistent terms set forth in the Order, Agreement or any related agreements, Customer purchase orders and all prior oral and written understandings. If any provision of the Contract is invalid, such Invalidity shall not affect the enforceability of the remaining terms of the Contract. Customer’s obligations under the Contract shall commence on the Effective Date specified therein. Except for payment terms specified in the Contract, Customer remains responsible for all the obligations under each Agreement. Each Payment Schedule, and any changes to a Contract or any related document, shall take effect when executed by OCC. The Contract shall be governed by the laws of the State of California and shall be deemed executed in Redwood Shoros . CA as of the Contract Effective Date.